PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:     Everett V. Pizzuti, President and CEO                                                            June 29, 2011
Joseph P. O’Connell, CFO
Astro-Med, Inc.
Tel: 800-343-4039

Astro-Med, Inc. Announces Retirement of Albert W. Ondis;
Appointment of Everett V. Pizzuti as Chief Executive Officer

WEST WARWICK, RI, June 29, 2011 -- Astro-Med, Inc. (NASDAQ:ALOT) announced today that Albert W. Ondis retired as a director and Chairman of the Board and Chief Executive Officer of Astro-Med, Inc. effective immediately due to illness.  Mr. Ondis is a founder of the Company and has been its Chairman and Chief Executive Officer since 1969.

Today, the Board of Directors appointed Jacques V. Hopkins as Chairman of the Board of Directors and Everett V. Pizzuti as Chief Executive Officer to succeed Mr. Ondis.  Mr. Hopkins, 80, has been a member of the Board of Directors of the Company since 1969 and serves as chairman of the Company’s Audit Committee.  Mr. Pizzuti, 74, has been President and Chief Operating Officer of the Company since 1971 and a director since 1985.

“Albert Ondis has been a driving force behind this Company since its founding in 1969,” stated Jacques V. Hopkins, Chairman of the Board.  We will miss his vision, insight and wisdom.  We are grateful for the strong foundation he has laid.”

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement
This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2011 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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